Exhibit 5.18

[LETTERHEAD OF STEPTOE & JOHNSON PLLC]

May 12, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special West Virginia counsel to Oak Hill Hospital Corporation, organized and existing under the laws of the State of West Virginia (the “West Virginia Subsidiary Guarantor”) in connection with the West Virginia Subsidiary Guarantor’s guarantee of $900,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by (i) the first supplemental indenture dated March 16, 2017 (the “First Supplemental Indenture”), and (ii) the second supplemental indenture dated May 12, 2017 (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Notes are being guaranteed by the West Virginia Subsidiary Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the West Virginia Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Certificate of Incorporation and Bylaws for the Guarantor;

May 12, 2017

(ii) the certificate with respect to various factual matters signed by an officer of the Guarantor and dated the date of this opinion (the “Officer’s Certificate”);

(iii) Certificate of Existence as issued by the West Virginia Secretary of State and dated as of May 4, 2017;

(iv) the Underwriting Agreement dated as of May 9, 2017;

(v) the Base Indenture;

(vi) the First Supplemental Indenture;

(vii) the Second Supplemental Indenture;

(viii) the Intercreditor Agreement;

(ix) Guarantee and Collateral Agreement; and

(x) the Reaffirmation Agreement, dated the date hereof, among the Company, the Guarantors (including, in part, the Guarantor).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(1) The West Virginia Subsidiary Guarantor is a corporation validly existing and in good standing under the laws of the State of West Virginia.

(2) The West Virginia Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by the West Virginia Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by the West Virginia Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the West Virginia Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by the West Virginia Subsidiary Guarantor.

The opinions that are expressed herein are further subject to the following exceptions, limitations, assumptions and qualifications.

May 12, 2017

(a) The opinions expressed above are subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws of general application under the laws of the State of West Virginia and the United States relating to or affecting creditors’ rights, and to general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (whether a matter is considered in a proceeding at law or in equity).

(b) We express no opinion as to the validity or enforceability of any provision in the Agreements, (1) modifying or waiving any requirement of commercial reasonableness or prior notice or the right of redemption arising under any law, (2) waiving any rights afforded to any party thereto under any constitutional provision, (3) waiving the rights afforded to any party under any statute, or by which any party thereto waives any rights afforded to such party by applicable law, except to the extent such waiver expressly is permitted by statute, (4) imposing penalties, forfeitures, increased rates or late payment charges upon delinquency in payment or the occurrence of an event of default; (5) requiring the payment of interest on interest; (6) waiving any right to jury trial; or (7) waiving any right with respect to consent to jurisdiction or venue.

(c) We express no opinion as to the enforceability of any rights to indemnification or contribution provided in the Agreements which may be deemed violative of public policy or any rights of setoff or similar rights provided in the Agreements.

(d) We express no opinion concerning the existence, location, or ownership of, or legal or equitable title to, any property or the priority of the interest of any entity in any property or any interest in property nor as to matters of lien priority, land use, including without limitation, zoning and subdivision matters, building codes, environmental laws, or other matters affecting any real property interest or title interests.

(e) We express no opinion as to the enforceability of any provision that would purport to permit the beneficiaries to confess judgment against the Guarantor.

(f) We express no opinion as to the validity or enforceability of any covenant of the Agreements that is not set forth in full in such Agreements but which is incorporated by reference to another document.

(g) We express no opinion regarding any matter involving the licensing or regulation of any nursing home, hospice, residential care community or other health care provider as the same are defined in West Virginia Code Section 16-1-1 et seq.

(h) We have made no investigation and express no opinion as to the applicability to the Agreements or to the transaction contemplated thereby of provisions of the Federal Bankruptcy Code relating to fraudulent conveyances or fraudulent transfers.

May 12, 2017

(i) Our opinions are subject to Section 522 of the United States Bankruptcy Code and with respect to proceeds of personal property, our opinions are limited in accordance with the provisions of Section 9-315 of the West Virginia UCC.

(j) We express no opinion as to any of the following: (1) the accuracy or completeness of any financial, accounting or statistical information furnished by the Guarantor to any third party; (2) the financial status of the Guarantor; (3) the Guarantor’s ability to perform its obligations under the Agreements other than as specifically opined herein; and (4) the accuracy or completeness of any representations made by the Guarantor other than as specifically opined herein.

(k) This opinion letter is rendered as of the date set forth above, and is limited to present statutes, laws and regulations and to the facts as they currently exist. We disclaim any responsibility for notifying you of any changes affecting this opinion letter that later come to our attention and we assume no obligation to update or supplement this opinion letter.

We are qualified to practice law in the State of West Virginia. We do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of West Virginia.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STEPTOE & JOHNSON PLLC